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                                  EXHIBIT 10.32


                        REPLACEMENT REVOLVING CREDIT NOTE

    $1,394,000.00                                                 March 31, 1996
    (Subject to Borrowing Base)

    Each signer of this Note ("Borrower") promises to pay to the order of The Bank of California, N.A. ("Bank") at its office at 400 California Street, San Francisco, CA 94014 or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of ONE MILLION THREE HUNDRED NINETY FOUR THOUSAND DOLLARS ($1,394,000.00), or so much thereof as may be advanced and outstanding under the Borrowing Base, with interest on each Advance from the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the rate Bank announces to be in effect from time to time as its prime rate (the "Prime Rate") plus 2.50%. The Prime Rate is a rate set by Bank based upon various factors including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price its loans at, above, or below the Prime Rate.

    During the term of this Note, Borrower may borrow, repay and reborrow as Borrower may elect, in minimum amounts of ONE THOUSAND DOLLARS ($1,000.00) and subject to all limitations, terms and conditions contained herein and in that certain Second Amended and Restated Credit Agreement between Bank and Borrower dated October 31, 1995, as amended from time to time ("Credit Agreement"), provided however, that the outstanding principal balance of this Note shall at no time exceed the amount available under the Borrowing Base.

    Interest shall be payable on the first day of each consecutive month and continuing through the Termination Date, on which date all accrued interest and principal remaining unpaid shall be due and payable in full.

    Borrower hereby authorizes Bank to debit Borrower's account no. _________ at Bank's Sacramento office for the payment of interest hereunder. Borrower shall ensure that the balance of such account is adequate to fully pay all such interest when due.

    Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment. Borrower shall pay such interest on demand.

    Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. Each change in the rate of interest, charges or fees based on the Prime Rate shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

    Each Advance shall be made as provided in the Credit Agreement. Advances may be requested in writing, by telephone, telex or otherwise on behalf of Borrower. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower's best interest that Bank advance funds in response to these forms of request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any Advance are deposited to the account of Borrower with Bank, regardless of whether any individual or entity ("Person") other than Borrower may have authority to draw against such account.
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    This Note is the Revolving Credit Note defined in the Credit Agreement and is governed by the terms thereof. Each capitalized term not otherwise defined in this Note shall have the meaning set forth in the Credit Agreement.

    The occurrence of any Event of Default as defined in the Credit Agreement shall (1) terminate any obligation of Bank to make or continue the Revolving Credit; and shall, at Bank's option, (2) make all sums of interest, principal and any other amounts owing under any Loan Documents immediately due and payable (including without limitation the right to require cash collateral for all issued and outstanding Commercial Letters of Credit, Standby

    Letters of Credit, and Acceptances) without notice of default presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and (3) give Bank the right to exercise any other right or remedy provided by contract or applicable law.


    Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Credit Agreement.

    This Note shall be governed by, and construed in accordance with, the laws of the State of California.

    BIO-DENTAL TECHNOLOGIES  CORPORATION
    By:  _______________________________
    Title:  ___________________________


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